Exhibit 99.1

Laurie Brlas elected to Albemarle Corporation board of directors

CHARLOTTE, N.C., June 26, 2017 - Albemarle Corporation (NYSE: ALB), a leader in the global specialty chemicals industry, announced today that its board of directors has elected Laurie Brlas to the board, effective June 23, 2017. Brlas will also serve as a member of the board’s Audit & Finance Committee and Nominating & Governance Committee.

“Laurie brings extensive operations, strategy and financial experience to our strong board of directors,” said Luke Kissam, Albemarle chairman, president and CEO. “We are excited to have Laurie join our team. She has over 20 years of experience as a leader in various industries including natural resources, which will serve Albemarle and our shareholders well.”

“I am very pleased to welcome Laurie to the Albemarle board of directors,” added Jim Nokes, Albemarle’s lead independent director. “In addition to her industry experience, her financial background and prior experience as a director complement the diverse skills of our board and make her an excellent addition to the committees on which she will serve.”

Brlas is the former executive vice president and chief financial officer of Newmont Mining Corporation, a position she held from September 2013, until October 2016. She previously served in various leadership roles at Cliffs Natural Resources, Inc., an iron ore producer, from 2006 to 2013, including executive vice president and president of Global Operations. Prior to Cliffs, Brlas served as senior vice president and chief financial officer of STERIS Corporation. She currently serves on the board of directors of Perrigo Company and Calpine. Brlas received her bachelor’s degree in Accounting from Youngstown State University in Ohio.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, NC, is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We power the potential of companies in many of the world’s largest and most critical industries, from energy and communications to transportation and electronics. Working side-by-side with our customers, we develop value-added, customized solutions that make them more competitive. Our solutions combine the finest technology and ingredients with the knowledge and know-how of our highly experienced and talented team of operators, scientists and engineers.

Discovering and implementing new and better performance-based sustainable solutions is what motivates all of us. We think beyond business-as-usual to drive innovations that create lasting value. Albemarle employs approximately 4,500 people and serves customers in approximately 100 countries. We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Albemarle Corporation 4350 Congress Street Charlotte, North Carolina, USA	1

Media Contact: Susan Richardson, (980) 299-5672, Susan.Richardson@albemarle.com

Investor Relations Contact: Matt Juneau, (225) 388-7940, Matt.Juneau@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation 4350 Congress Street Charlotte, North Carolina, USA	2